Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
09-01

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600 / 404-872-6764
National Grid Selects Quanta Services for Transmission Infrastructure Services
Joint venture to provide substation and transmission design and construction in New England
HOUSTON — Jan. 27, 2009— Quanta Services, Inc. (NYSE: PWR) today announced that it has signed a letter of intent (LOI) with National Grid to provide engineering and installation services throughout the New England region. Under the five-year contract contemplated by the LOI, the substation and transmission infrastructure services will be performed by a joint venture named New Energy Alliance to be formed between Quanta Services’ M.J. Electric operating unit and Balfour Beatty Infrastructure, Inc. The contract, expected to be signed by April 1, 2009, is part of an up to $1.7 billion investment over five years by National Grid in its power transmission system in New York and New England and represents a portion of its overall capital plan for the region.
     “We are committed to investing in our transmission network and to continue delivering high levels of reliability to our customers,” said Masheed Saidi, National Grid’s executive vice president and chief operating officer, U.S. Transmission. “New Energy Alliance will work together with National Grid to share best practices, continually improve performance and make safety and environmental issues central to everything we do.”
     Under a transition services agreement, it is expected that New Energy Alliance will provide initial consulting and design services while finalizing the terms of the five-year contract for design and installation services. Under the contract, New Energy Alliance will provide engineering and installation services for National’s Grid’s transmission system in Massachusetts, Rhode Island, New Hampshire, and Vermont. The contract is expected to include work on high voltage overhead lines, underground electric cables and substation development and construction. M.J. Electric, LLC, a Quanta operating unit, will provide the transmission construction services including installation of new transmission lines and reconductoring and repair of existing transmission infrastructure.
     “The magnitude of National Grid’s infrastructure investment symbolizes the need to upgrade the nation’s power grid,” said John R. Colson, chairman and CEO of Quanta Services. “We are proud to join with Balfour Beatty to meet National Grid’s need for infrastructure services in a safe, efficient and effective manner.”

About Quanta Services
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include engineering, designing, installing, repairing and maintaining network infrastructure nationwide. With operations in all 50 states and Canada, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
About Balfour Beatty
Balfour Beatty is a U.K.-based engineering, construction, services and investment business serving infrastructure markets. The company’s skills are applied in appropriate combinations to meet individual customer needs. Balfour Beatty’s businesses in the United States include Balfour Beatty Construction US, Balfour Beatty Communities, Balfour Beatty Infrastructure, Inc. and Heery.
Forward Looking Statement
This press release (and oral statements regarding the subject matter of this release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: statements relating to the intention and ability of the parties to enter into the definitive documentation contemplated by the non-binding letter of intent (LOI) and the scope, services, term and results of any ultimate arrangements between the parties or any related projects, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, ability of the parties to negotiate and finalize the definitive agreements as contemplated by the LOI; ability to obtain regulatory or other approvals or consents that may be necessary for the arrangements contemplated by the LOI or related projects; successful performance and completion of the intended contract; failure to realize the anticipated value of the intended contract; adverse changes in economic conditions and trends in relevant markets; future growth in the electric utility industry; the inability of customers to pay for services; cancellation provisions that may be present in the intended contract; and other factors affecting the business of the respective parties generally, including risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2007, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and any other documents of Quanta filed with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made regarding the subject matter of this press release by any third party. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.
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